EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.comt

September 30, 2013

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of RegalWorks Media, Inc. of our report dated September 30, 2013, with respect to the balance sheets as of June 30, 2013, and the related statements of income, cash flows, and shareholders’ deficit for the period March 21, 2013 (inception) through June 30, 2013, which appears on Form 8-K/A of RegalWorks Media, Inc.

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego, CA 92111